Exhibit 10.3

W. P. CAREY INC.
LONG-TERM INCENTIVE PROGRAM

(as amended and restated effective as of September 28, 2012)

W. P. CAREY & CO. LLC (the “Company”) established this LONG-TERM INCENTIVE PROGRAM (the “Program”) effective as of the 2nd day of January 2008, in accordance with the terms provided herein, and the Program was adopted by W. P. Carey Inc., as the successor to W. P. Carey & Co. LLC (collectively, the “Company”), as of September 28, 2012.

WHEREAS, the Company maintains the 1997 Share Incentive Plan (the “1997 Plan”) and the 2009 Share Incentive Plan (the “2009 Plan”) for the benefit of its officers and employees, of which the Program is a subset; and

WHEREAS, in order to further align the interests of employees with the interests of the shareholders, the Company desires to provide additional long-term incentive benefits through the Program, in the form of awards qualifying as “Restricted Stock Units” and “Performance Share Units” under the 1997 Plan and the 2009 Plan (collectively, the “Plans”).

WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning set forth in the Plans.

NOW, THEREFORE, the Company hereby provides for additional incentive benefits for certain executive employees of the Company and adopts the terms of the Program on the following terms and conditions:

Section 1.  Incentive Program Purpose.  The main purpose of the Program is to provide additional long-term incentive opportunities to key executives to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against pre-determined performance objectives, and may be subject to forfeiture if defined performance levels are not achieved, or may consist of awards whose value is dependent upon the performance of the Company’s stock, and which vest over time.  By placing a portion of the executive’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  The Program shall be construed consistent with the provisions of the Plans, and in case of any conflict, the provisions of the 1997 Plan and/or the 2009 Plan, as the case may be, shall take precedence.

Section 2.  Effective Date.  The effective date of this Program is January 2, 2008.  The Program will remain in effect from year to year unless otherwise amended or terminated as provided in Section 19 (“Termination Date”).

Section 3.  Eligibility.

(a)                               Subject to paragraph (b), the Compensation Committee of the Board (the “Committee”) shall select the employees of the Company or a Subsidiary or Affiliate who shall be eligible to participate in the Program.  If an employee is hired by the Company during a Performance Period, as defined below, the Committee may, in its sole discretion, determine whether and on what terms the employee will be eligible to participate in the Program for such Performance Period.  For purposes of this Program, “employment with the Company” shall mean employment with the Company or any Subsidiary or Affiliate.

(b)                              The Committee may delegate to the Company’s Chairman and/or the Chief Executive Officer authority to nominate employees of the Company (not including executive officers or “covered employees” as described in Section 162(m) of the Code) to participate in the Program, including in the Discretionary Pool as described in Section 8 hereof.

Section 4.  Performance Share Unit Awards.  Upon being selected to participate in the Program, each participant may be awarded a number of Performance Share Units (the “Target Share Units”), as determined by the Committee or, at the Committee’s discretion (and except with respect to executive officers or covered employees), by the Company’s Chairman and/or the Chief Executive Officer.  For a participant selected to participate after the commencement of a specified Performance Period, Target Share Units shall be pro-rated based on the employee’s hire date and the contemplated ending date of the Performance Period on a basis approved by the Committee and as may be provided for in the appropriate grant letter, except as otherwise determined by the Committee.  The Target Share Units, plus accrued dividend equivalents (“Total Target Share Units”), may be increased by as much as three (3.0) times the number initially awarded based solely on the achievement of the objective Performance Criteria (as defined in Section 5), and the Committee shall have no discretion to decrease the Total Target Share Units that would otherwise be due upon attainment of the Performance Condition.

The Target Share Units shall be held in book entry form by the Company subject to satisfaction of the terms and conditions described below and in the applicable grant letters.  A participant shall have no right to exchange the Target Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such share units and any future rights to benefits.

Section 5.  Performance Criteria for the Target Share Units.

(a)      Subject to Section 9, the total number of Target Share Units that will be issued (“Awarded Share Units”) to a participant will be based on factors to be determined at the beginning of each Performance Period by the Committee (collectively, the “Performance Criteria”).  Unless otherwise determined by the Committee, each Performance Period shall be three years in duration, and a new Performance Period shall commence each January 1.  The first Performance Period shall commence on January 1, 2008 and end on December 31, 2010.  The Performance Criteria with respect to the Performance Period and the method of calculation with respect thereto shall be established by the Committee within 90 days after its commencement or, if earlier, no later than the date on which 25% of the Performance Period has elapsed, and before the outcome of the Performance Criteria are no longer substantially uncertain.

(b)      The Performance Criteria for each Performance Period, and the method of calculation thereof, shall be set forth in an Appendix to this document or the award agreements issued pursuant to the Plans.  The Total Target Share Units for each participant will be multiplied by the payout factor calculated as provided on the payout matrix included in such Appendix or award agreements for the appropriate Performance Period.  In case of any dispute over the appropriate method of calculation, or the application thereof, the Committee shall determine such matter, and its determination shall be final and binding on the Company and all participants in the Program.

(c)      As promptly as practicable upon the completion of the Performance Period, the Committee shall assess and shall notify participants of the relative achievement of the Performance Criteria and determine and certify the number of Awarded Share Units to be awarded to participants provided that the Committee shall bear no liability for the any delay in such assessment.  Payments are expressly contingent upon achievement of the Performance Criteria and may not exceed the value of the participant’s Total Target Share Units, subject to adjustment as provided in Sections 4, 7 and 14.

Section 6.  Issuance and Distribution.  Subject to Section 9, each participant will be issued the number of Awarded Share Units calculated according to Section 5(b), together with any distribution equivalents with respect thereto, as provided in Section 7.  Except as provided in the remainder of this Section 6 or in the applicable grant letter, such share units and related distribution equivalents will be distributed in shares of the Company’s stock (each, a “Share”).  Unless electively deferred pursuant to Section 20, distribution shall be made following the end of the Performance Period, and in no event later than two and one-half months after the end of the Performance Period.  Notwithstanding the second sentence of this Section 6, the Committee may determine, in its discretion, that some or all Awarded Share Units will be issued in cash, the amount of which shall be calculated based upon each Awarded Share Unit being equal in value to a corresponding Share as of the last day of the Performance Period, or as otherwise provided in the applicable grant letter.

Section 7.  Distribution Equivalents.  The Committee may make such provisions with respect to payment or crediting of distribution equivalents on awards of Performance Share Units or Restricted Stock Units as it shall deem appropriate, with such provisions to be reflected in the applicable grant letters, provided, however that such distribution equivalents shall be subject to the Performance Criteria.

Section 8.  Restricted Stock Unit Awards.  Upon being selected to participate in the Program, each participant may be awarded a number of Restricted Stock Units as determined by the Committee or, at the Committee’s discretion (and except with respect to executive officers), by the Company’s Chairman and/or the Chief Executive Officer, the vesting of which will be dependent upon the participant’s continued employment with the Company for the restricted period, with ratable 1/3 vesting for each year of employment during the restricted period, unless otherwise determined by the Committee.  Without limiting the generality of the foregoing, the Committee may establish an annual pool of Restricted Stock Units (the “Discretionary Pool”), to be awarded at the discretion of the Company’s Chairman and/or Chief Executive Officer to persons they deem to be high-performers, and who are not otherwise participating in the Program, with such awards to be on such terms as the Committee or the Company’s Chairman and/or the Chief Executive Officer may determine.  Payment in Shares shall be made following vesting, and in no event later than two and one-half months after the end of the year in which vesting occurs, unless electively deferred pursuant to Section 20.  Notwithstanding the preceding sentence, the Committee may determine, in its discretion, that Restricted Stock Units will be issued in cash, the amount of which shall be calculated based upon each Restricted Stock Unit being equal in value to a corresponding Share as of the date of vesting, or as otherwise provided in the applicable grant letter.

Section 9.  Change of Status; Overall Limit.  In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of a participant whose employment terminates during a Performance Period, whether due to retirement, disability, death, resignation or involuntary dismissal, the Committee may consider any factors that it deems relevant.  Unless otherwise determined by the Committee, or otherwise provided in the applicable grant letter, any awards under the Program that were not vested at the time of such termination of employment for any reason, together with any distribution equivalents in respect thereof, will be forfeited.

Any Awarded Share Units or Restricted Stock Units that become vested shall be payable at the time specified in the applicable grant letters or in Section 6 or Section 8, as applicable, except that, in the event such amounts are conditioned upon a separation from service and not compensation the participant could receive without separating from service, then no such payments may be made to a participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the participant’s separation from service.  Unless otherwise provided in the applicable grant letter, any amounts payable following the death of a participant shall be payable to the participant’s estate.

If Performance Share Units or Restricted Stock Units are forfeited or cancelled, the Shares underlying such awards shall again be available for awards to the extent permitted in the 1997 Plan or the 2009 Plan, as applicable.

Section 10.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                 Determining and certifying the extent to which the Performance Criteria have been achieved prior to any payments under the Program,

•                 Ensuring that the Program is administered in accordance with its provisions,

•                 Approving Program participants,

•                 Authorizing Performance Share Unit and Restricted Stock Unit awards to participants,

•                 Authorizing management to prepare, execute and deliver grant letters containing applicable terms and conditions of awards;

•                 Ruling on any disagreement between Program participants, Company management, Program administrators, and any other interested parties to the Program, and

•                 Maintaining final authority to modify or terminate the Program at any time.

The interpretation and construction by the Committee of any provisions of the Program or of any awards shall be final and binding on all persons, including the Company and all participants.  No member of the Committee shall be liable for any action or determination made in good faith on the Program or any award thereunder.  The Committee may designate another party to administer the Program or any part thereof, including Company management or an outside party or to perform specific functions hereunder to the extent permitted in Section 162(m) of the Code in the case of Performance Share Unit Awards.  All conditions of the awards must be approved by the Committee.  The associated terms and conditions of the Program will be communicated to participants as close as possible to the date an award is made.  The terms of any applicable grant letter shall be binding on each participant whether or not such participant has executed and returned such grant letter.

Section 11.  Tax Consequences to Participants.  It is intended that: (i) until the Performance Criteria and/or other vesting criteria are satisfied, a participant’s right to an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the Shares underlying the Awarded Share Units and Restricted Stock Units are actually paid to the participant, the participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that, because a participant cannot actually or constructively receive the Shares underlying Awarded Share Units and Restricted Stock Units prior to payment, the participant will not be in actual or constructive receipt of such Shares within the meaning of Code Section 451 until they are actually received.

Section 12.  Nonassignment.  A participant shall not be permitted to assign, alienate or otherwise transfer his or her awards and any attempt to do so shall be void.

Section 13.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.

Section 14.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Shares and payable in Shares, the Target Share Units, Awarded Share Units, Restricted Stock Units, distribution equivalents calculated in Shares, and Shares on which the Performance Criteria is based and/or issuable in satisfaction of any awards hereunder, shall be adjusted by adding thereto the number of Shares which would have been distributable thereon if such Units, equivalents or  Shares had been actual Shares outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to holders of the Shares, the Target Share Units, Awarded Share Units, Restricted Stock Units, distribution equivalents and Shares on which the Performance Criteria is based and/or issuable in satisfaction of any awards hereunder, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights of participants which would otherwise result from any such transaction.

If the Shares are changed into or become exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the Performance Share Units and Restricted Stock Units constituting an award shall be calculated based on the closing price of such shares on the closing date of the transaction on the principal market on which such shares are traded, (ii) there shall be substituted for each Performance Share Unit and Restricted Stock Unit, and any accrued dividend equivalents calculated in Shares, constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding Shares shall be so changed or for which each such Share shall be exchangeable, and (iii) the Shares on which the Performance Criteria is based and/or issuable in satisfaction of any awards hereunder, shall be appropriately and equitably adjusted by the Committee.  In the case of any such adjustment, all awards shall remain subject to the terms of the Program.

Section 15.  Dispute Resolution.  A participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee shall advise the participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim.  The notice shall set forth the following information:

(a)                               The specific basis for its decision,

(b)                              Specific reference to pertinent Program provisions on which the decision is based,

(c)                               A description of any additional material or information necessary for the participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)                             An explanation of the Program’s claim review procedure.

Section 16.  Applicable Law.  This Program shall be governed by and construed under the laws of the State of New York without regard to its conflict of law provisions.

Section 17.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 18.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 19.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee.  Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a participant’s rights to his or her award after the date of the award, provided however that the Company may amend this Program from time to time without any participant’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to participants and (ii) no amendment may alter the time of payment as provided in the Program.  This Program is intended to comply with the requirements of Section 409A of the Code, including good faith, reasonable statutory interpretations of Section 409A that are contrary to the terms of the Program.  Consistent with that intent, this Program shall be interpreted in a manner consistent with Section 409A.  In the event that any provision that is necessary for the Program to comply with Section 409A is determined by the Company to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Program.

Section 20.  Deferral.  If permitted by the Committee, participants may elect, in accordance with rules established by the Committee from time to time, to defer the distribution of all or any portion of the Shares, cash or property that would otherwise be distributed to the participant under this Program, including as a result from distribution equivalent payments thereon (“Deferred Interests”).  Any Deferred Interests shall be credited to a bookkeeping account established on the participant’s behalf under the Company’s written plans and/or procedures then in effect with respect to such deferrals.